Exhibit 11(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 23 to the Registration Statement under the Securities Act of 1940 on Form N-1A and (File Nos. 33-58004 and 811-7474, respectively) of our report dated July 11, 1997 on our audit of the financial statements and financial highlights of Boston 1784 Funds, which report is included in the Annual Report to Shareholders for the year ended May 31, 1997 and for the respective periods then ended. We also consent to the reference to our Firm under the headings "Financial Highlights" and "Counsel and Independent Accountants" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/S/ COOPERS & LYBRAND LLP
Coopers & Lybrand L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 27, 1998